EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE         Contact:  John W. Conlon, Chief Financial Officer
---------------------                   (740) 373-3155
December 16, 2002
\

                         PEOPLES BANCORP INC. ANNOUNCES
                         SALE OF 1,440,000 COMMON SHARES
                  --------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced the sale of 1,440,000 common shares at an offering price of $24.00 per share through a firm commitment underwritten offering managed by Sandler O'Neill & Partners, L.P. Peoples Bancorp Inc. has granted the underwriters an option exercisable within 30 days to purchase up to an additional 216,000 shares to cover over-allotments. The offering, which represents a new financing, is scheduled to close on Thursday, December 19, 2002.

         A copy of the final prospectus relating to the offering may be obtained from Sandler O'Neill & Partners, L.P., 919 Third Avenue, 6th Floor,
New York, NY 10022, Attn: Syndicate Department.
         Registration statements relating to these securities have been filed with and declared effective by the U.S. Securities and Exchange Commission. The offering is being made only by means of a written prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
         Peoples Bancorp Inc. is a financial holding company, which offers traditional banking products, personal trust services, and insurance and investment products through its principal operating subsidiary, Peoples Bank, National Association.
         This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Whether or not the common shares are offered may be affected by, and the actual results of the offering may differ materially from those expected or implied as a result of, certain risks and uncertainties, including but not limited to, changes in economic conditions, public demand for the common shares and other risks and uncertainties, as well as those detailed in the filings of Peoples Bancorp Inc. with the U.S. Securities and Exchange Commission.

                                 END OF RELEASE